Filed pursuant to Rule 433

Dated November 21, 2025

Issuer Free Writing Prospectus supplementing the

Final Base Shelf Prospectus

dated November 20, 2025

Registration No. 333-291669

GFL Environmental Inc. Announces Pricing of Secondary Offering by Selling Shareholders and Agreement to Repurchase 1,275,000 Subordinate Voting Shares in Secondary Offering

The Short Form Base Shelf Prospectus is accessible, and the Prospectus Supplement will be accessible on or about November 24, 2025, through SEDAR+

VAUGHAN, ON, November 21, 2025 – GFL Environmental Inc. (NYSE: GFL) (TSX: GFL) (“GFL” or the “Company”) today announced the pricing of the previously announced secondary offering (the “Offering”) by BCEC-GFL Borrower (Cayman) LP (an entity affiliated with BC Partners Advisors L.P.), Ontario Teachers’ Pension Plan Board, GFL Borrower II (Cayman) LP and entities affiliated with HPS Investment Partners, LLC (collectively, the “Selling Shareholders”) of 16,611,295 subordinate voting shares (the “Shares”) at the public offering price of US$45.15 per Share. RBC Capital Markets, LLC and RBC Dominion Securities Inc. will act as underwriters for the Offering in the United States and Canada, respectively.

GFL also announced today that it has agreed to purchase for cancellation a total of 1,275,000 Shares from RBC Dominion Securities Inc. under the Offering (the “Secondary Offering Purchase”). GFL’s board of directors (interested directors having recused themselves) unanimously approved the Secondary Offering Purchase upon the recommendation of a special committee composed solely of independent and disinterested directors (the “Special Committee”) formed to consider the Secondary Offering Purchase. In arriving at its unanimous recommendation that the Secondary Offering Purchase is in the best interests of the Company, the Special Committee considered several factors, including among other things, the price at which the Secondary Offering Purchase will be completed.

The Shares issued pursuant to the Offering will be offered in all provinces and territories of Canada by way of a prospectus supplement (the “Prospectus Supplement”) to the Company’s short form base shelf prospectus (the “Base Shelf Prospectus”). The Company has filed a registration statement on Form F-10 (the “Form F-10”) and will file the Prospectus Supplement with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with the multi-jurisdictional disclosure system established between Canada and the United States.

No securities regulatory authority has either approved or disapproved the contents of this news release. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such province, state or jurisdiction.

The Base Shelf Prospectus is accessible, and the Prospectus Supplement will be accessible on or about November 24, 2025, through SEDAR+. Prospective investors should read the Base Shelf Prospectus, the Prospectus Supplement, when available, and the documents incorporated by reference therein before investing in the Shares. When available, these documents may be accessed for free on SEDAR+ at www.sedarplus.ca.

GFL has filed the Form F-10 registration statement (including a prospectus) with the SEC for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the Offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Delivery of the Base Shelf Prospectus and the Prospectus Supplement and any amendments thereto will be satisfied in accordance with the “access equals delivery” provisions of applicable Canadian securities legislation. An electronic or paper copy of the prospectus and Prospectus Supplement relating to the Offering may be obtained, when available, upon request from RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, New York, NY 10281, by telephone at 877-822-4089 or by email at equityprospectus@rbccm.com or RBC Dominion Securities Inc., 180 Wellington Street West, 8th Floor, Toronto, ON M5J 0C2, Attention: Distribution Centre, or via email at Distribution.RBCDS@rbccm.com by providing RBC Capital Markets, LLC with an email address or address, as applicable.

About GFL

GFL, headquartered in Vaughan, Ontario, is the fourth largest diversified environmental services company in North America, providing a comprehensive line of solid waste management services through its platform of facilities throughout Canada and in 18 U.S. states. Across its organization, GFL has a workforce of approximately 15,000 employees.

Forward-Looking Statements

This release includes certain “forward-looking statements” and “forward-looking information” (collectively, “forward-looking information”), within the meaning of applicable U.S. and Canadian securities laws, respectively. Forward-looking information includes all statements that do not relate solely to historical or current facts and may relate to our future outlook, financial guidance and anticipated events or results and may include statements regarding our financial performance, financial condition or results, business strategy, growth strategies, budgets, operations and services. In some cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “budget”, “scheduled”, “estimates”, “outlook”, “forecasts”, “projection”, “prospects”, “strategy”, “intends”, “anticipates”, “does not anticipate”, “believes”, or “potential” or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might”, “will”, “will be taken”, “occur” or “be achieved”, although not all forward-looking information includes those words or phrases. In addition, any statements that refer to expectations, intentions, projections, guidance, potential or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts nor assurances of future performance but instead represent management’s expectations, estimates and projections regarding future events or circumstances.

Forward-looking information is based on our opinions, estimates and assumptions that we considered appropriate and reasonable as of the date such information is stated, is subject to known and unknown risks, uncertainties, assumptions and other important factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information. Important factors that could materially affect our forward-looking information can be found in the “Risk Factors” section of GFL’s annual information form for the year ended December 31, 2024 and GFL’s other periodic filings with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. Shareholders, potential investors and other readers are urged to consider these risks carefully in evaluating our forward-looking information and are cautioned not to place undue reliance on such information. There can be no assurance that the underlying opinions, estimates and assumptions will prove to be correct. Although we have attempted to identify important risk factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors not currently known to us or that we currently believe are not material that could also cause actual results or future events to differ materially from those expressed in such forward-looking information. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. The forward-looking information contained in this release represents our expectations as of the date of this release (or as the date it is otherwise stated to be made), and is subject to change after such date. However, we disclaim any intention or obligation or undertaking to update or revise any forward-looking information whether as a result of new information, future events or otherwise, except as required under applicable U.S. or Canadian securities laws.

For more information:

Patrick Dovigi

+1 905 326-0101
pdovigi@gflenv.com